UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 22, 2006 (August 16, 2006)
World Air Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26582	20-2121036

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

HLH Building, 101 World Drive, Peachtree City, Georgia	30269

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 770-632-8322
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On August 16, 2006, upon the recommendation of the Compensation Committee of the Board of Directors (the “Board”) of World Air Holdings, Inc. (the “Company”), the Board adopted a resolution amending the amount of meeting fees paid to non-employee members of the Board and approved the award to each non-employee member of the Board of shares of restricted common stock of the Company pursuant to the Amended and Restated 1995 Stock Incentive Plan of the Company. Except for the Chairman of the Board who is on retainer, each non-employee member of the Board, will, effective October 1, 2006, receive a fee of $1,500 for attending meetings of the Board or any committee thereof in person and a fee of $750 for participation in any meeting of the Board or a committee thereof held telephonically. On August 16, 2006, non-employee members of the Board, other than the Chairman of the Board, were awarded 3,100 shares of restricted common stock and the Chairman of the Board was awarded 5,100 shares of restricted common stock. Such shares of restricted common stock vest on the first anniversary of the date of award but, prior to vesting, are forfeited if the non-employee director (including the Chairman) ceases to serve as a member of the Board for any reason. In certain circumstances, the vesting of the restricted common stock is accelerated, as provided in the form of Restricted Stock Award evidencing such award, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Form of Restricted Stock Award for Directors

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD AIR HOLDINGS, INC.

By:	/s/ Mark M. McMillin

Name: Mark M. McMillin
Title: General Counsel & Corporate Secretary
Dated: August 22, 2006